Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of (1) our report dated February 27, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Hansen Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, and (2) our report dated January 25, 2008, relating to the financial statements of AorTx, Inc. (a development stage enterprise), which appears in Hansen Medical, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on January 31, 2008.
/s/ PricewaterhouseCoopers LLP
San Jose, California
May 2, 2008